EXHIBIT 21.1

Subsidiaries of the Pike Electric Corporation

Pike Electric, Inc. (North Carolina)
Pike Equipment and Supply Company of North Carolina, Inc. (North Carolina)
Red Simpson, LLC (Louisiana)
Gillette Electric Construction, Inc. (Florida)